                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 CENTERPOINT PROPERTIES TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                          CENTERPOINT PROPERTIES TRUST
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1998
                             ---------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CenterPoint Properties Trust (the "Company") will be held at the Lower Level Conference Center, 401 N. Michigan Avenue, Chicago, Illinois on Friday, May 15, 1998 at 11:00 a.m., Central Daylight Time, for the following purposes:

    1. to elect eight trustees to serve until the next annual meeting of shareholders or special meeting of shareholders held in place thereof and until their respective successors are elected and have qualified;

    2. to ratify the selection of Coopers & Lybrand as independent public accountants of the Company for the year ending December 31, 1998;

    3. to vote on the approval of the Fourth Amendment to the CenterPoint Properties 1993 Stock Option Plan; and

    4. to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Trustees has fixed the close of business on March 25, 1998 as the record date for the determination of common shareholders entitled to vote at the meeting. Only those shareholders whose names appear on record on the books of the Company at the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

    You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting of Shareholders and wish to vote in person, your proxy will not be used.

                                          By Order of the Board of Trustees,

                                          Paul S. Fisher
                                          SECRETARY

March 31, 1998
Chicago, Illinois

                          CENTERPOINT PROPERTIES TRUST

                           401 NORTH MICHIGAN AVENUE

                                   SUITE 3000

                            CHICAGO, ILLINOIS 60611

                             ---------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1998

                             ---------------------

    This proxy statement is furnished to holders of the Common Shares of Beneficial Interest, par value $.001 per share, of CENTERPOINT PROPERTIES TRUST (hereinafter called the "Company") in connection with the solicitation of proxies by the Board of Trustees of the Company to be used at the Annual Meeting of Shareholders of the Company to be held at the Lower Level Conference Center, 401 N. Michigan Avenue, Chicago, Illinois on Friday, May 15, 1998 at 11:00 a.m., Central Daylight Time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

    If the accompanying form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not yet been exercised. The persons named in the accompanying form of proxy will vote such proxy for election to the board of the nominees named below. It is anticipated that this proxy statement and the enclosed proxy will be first mailed to record holders of the Company's Common Shares on or about March 31, 1998.

    The Board of Trustees has fixed the close of business on March 25, 1998 as the record date for the determination of shareholders entitled to receive notice of and vote at the Annual Meeting of Shareholders. As of March 25, 1998, the Company had outstanding 16,923,565 Common Shares of Beneficial Interest, par value $.001 per share.

    Each Common Share is entitled to one vote on each matter presented for ratification. A shareholder who abstains from a vote on any matter by registering an abstention will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on that matter. Similarly, in the event a nominee holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instruction from the beneficial owners, but with respect to one or more other matters does not receive instructions from the beneficial owners and does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such other matters.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Any proposal of a shareholder intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 1, 1998.

                              ELECTION OF TRUSTEES
                                  (PROPOSAL 1)

    At the meeting a Board of Trustees is to be elected, each trustee to hold office until the next annual meeting of shareholders or special meeting of shareholders held in place thereof, and until his successor is elected and qualified. Trustees are elected by a plurality of the votes cast. The Board of Trustees does not contemplate that any nominee will be unable to serve as a trustee for any reason; however, if that should occur prior to the meeting, the proxy holders will select another nominee to stand for election in his place and stead.

    Following is a summary of the name, age and principal occupation or employment for the past five years of each nominee for election as a trustee and each executive officer of the Company.

NAME                         AGE                               POSITION
-----------------------      ---      -----------------------------------------------------------
Martin Barber..........  53.........  Chairman of the Board
Robert L. Stovall......  65.........  Vice Chairman of the Board
John S. Gates, Jr......  44.........  President, Chief Executive Officer and Trustee
Michael M. Mullen......  43.........  Executive Vice President and Chief Operating Officer
                                      Executive Vice President, Secretary, Chief Financial
Paul S. Fisher.........  42.........  Officer and General Counsel
Rockford O. Kottka.....  47.........  Senior Vice President and Treasurer
Paul T. Ahern..........  37.........  Senior Vice President of Investments
Nicholas C. Babson.....  51.........  Independent Trustee
Norman R. Bobins.......  55.........  Nominee for Independent Trustee
Alan D. Feld...........  61.........  Independent Trustee
John J. Kinsella.......  69.........  Independent Trustee
Thomas E. Robinson.....  50.........  Independent Trustee

    MARTIN BARBER. Mr. Barber has been the Chairman of the Board of Trustees of the Company since its formation in 1984. He has been involved in commercial real estate since 1969, when he acquired a substantial interest in Arrowcroft Investments Limited, a commercial property development group, where he served as Managing Director until 1972, when he sold his interest. At that time, he founded Capital and Regional Holdings Limited. In 1978, he formed Capital and Regional Properties plc (which became publicly-traded in the London stock market in 1986) to engage in real estate and related activities in the United Kingdom, and has served as its Chairman since that time. In 1984, together with Mr. Gates, he formed the Company to engage in real estate activities in the United States, and has also served as its Chairman since that time. Since 1984, Mr. Barber has served as a Non-Executive Director, and currently is Chairman, of Primesight, plc, a UK-based billboard company listed on the London Stock Exchange. In 1991, Mr. Barber was appointed a Non-Executive Director of TransEuropean Properties (General Partner) Limited, a co-mingled real estate fund comprised of European and U.S.-based pension funds established to invest in European properties. In 1996, Mr. Barber was appointed Non-Executive Director of PRICOA Property Investment Management Ltd., a British real estate fund management company which is a wholly owned subsidiary of The Prudential Insurance Company of America.

    ROBERT L. STOVALL. Mr. Stovall has been a Trustee of the Company since August, 1993 and was appointed Vice Chairman of the Board of Trustees in July, 1997. From August, 1993 to July, 1997, Mr. Stovall was an Executive Vice President and the Chief Operating Officer of the Company. From 1975 until he joined the Company, he served as President and Chief Executive Officer of FCLS Investors Group, Inc. ("FCLS"), a Chicago-based owner and manager of warehouse/industrial real estate which he co-founded in 1975 and the operations of which were consolidated in 1993 with those of the Company. Mr. Stovall began his career as a real estate salesman in 1957 for the Great Southwest Industrial District in Arlington-Grand Prairie, Texas. He joined J.L. Williams and Co. Inc. ("Williams"), a Texas-based industrial developer, in 1961. In 1967, he opened the Chicago branch office of Williams and became Executive Vice President of the firm. In 1978, he formed Four Columns, Ltd. and purchased Williams' Chicago operation and properties. In 1987, Four Columns, Ltd. was merged with Stava Construction Company, another warehouse/industrial development company, and FCLS/Stava Group was formed, where Mr. Stovall served as Chairman until he joined the Company. He is a member of the Board of Directors of Greater North Pulaski Development Corporation, a not-for-profit community development corporation. Mr. Stovall is a 1955 honors graduate of Yale University with a Bachelors of Arts degree in American

Studies. Mr. Stovall is a member of the National Association of Industrial and Office Parks. Mr. Stovall is the father-in-law of Mr. Mullen.

    JOHN S. GATES, JR. Mr. Gates has been the President, Chief Executive Officer and a Trustee of the Company since its formation in 1984. From 1977 to 1981, he was a leasing agent and an investment property acquisition specialist with CB Commercial, a real estate brokerage and acquisition firm. In 1981, he founded the Chicago office of Jones Lang Wooton, which advised foreign and domestic institutions on property investment throughout the Midwest. He received his Bachelors degree in Economics from Trinity College (Hartford). Mr. Gates is a member of the Young Presidents Organization, Urban Land Institute, National Realty Committee, National Association of Real Estate Investment Trusts, National Association of Industrial and Office Parks and has served on the Board of Directors of the Institute for Community Empowerment since 1981. Mr. Gates is a member of the Board of Trustees of The Chicago Dock and Canal Trust.

    MICHAEL M. MULLEN. Mr. Mullen has been the Executive Vice President and Chief Operating Officer of the Company since July, 1997 and, from August, 1993 to July, 1997, was the Executive Vice President - Marketing and Acquisitions and Chief Investment and Development Officer of the Company. He was a co-founder of FCLS and served as its Vice President-Sales, with responsibility for leasing, built-to-suit sales and acquisitions since 1987. Mr. Mullen graduated from Loyola University in 1975, with a Bachelor's degree in Finance. He is the son-in-law of Mr. Stovall.

    PAUL S. FISHER. Mr. Fisher has been an Executive Vice President of the Company since August 1993, and the Secretary, Chief Financial Officer and General Counsel of the Company since 1991. Between 1988 and 1991, Mr. Fisher was Vice President, Finance and Acquisitions of Miglin-Beitler, Inc., a Chicago-based office developer. From 1986 to 1988, Mr. Fisher was Vice President, Corporate Finance, at The First National Bank of Chicago. From 1982 through 1985, he was Vice President, Partnership Finance, at VMS Realty, a Chicago-based real estate syndication company. Mr. Fisher graduated from the University of Notre Dame, summa cum laude, with a Bachelor of Arts degree in Economics and Philosophy in 1977. Mr. Fisher received his Juris Doctorate from the University of Chicago School of Law in 1980. He serves on the board of the Midwest Chapter of the Real Estate Investment Advisory Council.

    ROCKFORD O. KOTTKA. Mr. Kottka has been the Senior Vice President and Treasurer of the Company since 1989. From 1978 to 1989, Mr. Kottka served as the Vice President and Controller of Globe Industries, Inc., a Chicago based manufacturer of roofing and automotive acoustical materials. Mr. Kottka graduated from St. Joseph's Calumet College in 1975 with a Bachelor of Science degree in Accountancy. Mr. Kottka is a certified public accountant. He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.

    PAUL T. AHERN. Mr. Ahern has been Senior Vice President of Investments of the Company since June 1984. Mr. Ahern started his career as an accountant for Centex Homes Corporation. From June 1985 to June 1990, he was an investment analyst, leasing agent and an investment property specialist with CB Commercial, a real estate brokerage firm. From June 1990 to January 1993, he was an investment property specialist for American Heritage Corporation, a real estate investment firm. Mr. Ahern graduated from Indiana University in 1982 with a bachelor's degree in Accounting. Mr. Ahern is a member of The Society of Industrial and Office Realtors and the National Association of Real Estate Investment Trusts.

    NICHOLAS C. BABSON. Mr. Babson has been an independent trustee of the Company since December 1993, when he was appointed to fill one of four vacancies existing as a result of an increase in the number of trustees from three to seven. Mr. Babson also serves as Chairman and Chief Executive Officer of Babson Brothers Co., a worldwide manufacturer and distributor of dairy equipment based in Naperville, Illinois. Mr. Babson joined Babson Brothers in 1973, following two years service in the United States Army. Mr. Babson also serves as a member of the Board of Directors of Bradner Central Company, a privately-owned, national distributor of paper products, a member of the Board of Directors and Past Chairman of the Equipment Manufacturers Institute and a member of the Board of Trustees of the Farm

Foundation and has served as a member and Past Chairman of the National FFA Foundation. Mr. Babson is also a member of the Board and Past President of the Shakespeare Repertory, a Chicago-based theater company. Mr. Babson graduated from the University of the South with a Bachelor of Arts degree in Political Science (1968). He currently serves on the Visiting Committee of the University.

    NORMAN R. BOBINS. In March, 1998, Mr. Bobins was nominated by the Board to fill a vacancy created by an increase in the number of trustees from seven to eight. Mr. Bobins is president and chief executive officer of LaSalle National Bank and LaSalle National Corporation. He is also chairman of LaSalle Bank N.A. and head of Midwest Commercial Banking for ABN AMRO North America, Inc., the parent of LaSalle Banks. In April 1981, Mr. Bobins joined The Exchange National Bank of Chicago (which was acquired by LaSalle National Corporation in 1990), as a senior executive vice president and chief lending officer. Prior to 1981, Mr. Bobins was senior vice president and held various other commercial lending positions at American National Bank and Trust Company over fourteen years. Mr. Bobins holds directorships with the American-Israel Chamber of Commerce & Industry and the Anti-Defamation League of the B'nai B'rith, which honored him with its Distinguished Service Award in 1982. In June 1995, Mayor Richard Daley named Mr. Bobins to Chicago's School Reform Board of Trustees. Mr. Bobins also serves as a trustee of the Public School Teachers' Pension and Retirement Fund of Chicago and The University of Chicago Hospitals. He is chairman of the board of directors of the Chicago Clearing House Association and a director of the Federal Home Loan Bank of Chicago and RREEF America REIT II, Inc. and a member of numerous other boards. Mr. Bobins graduated from the University of Wisconsin in 1964 with a bachelor of science degree and received his M.B.A. from The University of Chicago in 1967.

    ALAN D. FELD. Mr. Feld has been an independent trustee of the Company since December 1993, when he was appointed to fill a vacancy on the Board of Trustees. Since 1960, Mr. Feld has been associated with the law firm of Akin, Gump, Straus, Hauer & Feld, L.P.P. in Dallas, Texas. He currently serves as a Senior Executive Partner of the firm and sole shareholder of a professional corporation that is a partner of the firm. Mr. Feld graduated from Southern Methodist University with a bachelor of arts degree in 1957. Mr. Feld received his LL.B. degree from the Southern Methodist University in 1960. He has been a member of the Texas State Bar since 1960 and a member of the District of Columbia Bar since 1971. He was a member of the Board of Trustees of Brandeis University from 1986 to 1996. He serves on the Board of Trustees of Clear Channel Communications, Inc., a New York Stock Exchange listed company, and is a Trustee of the AMR AAdvantage Funds (Mutual Funds).

    JOHN J. KINSELLA. Mr. Kinsella has been an independent trustee of the Company since December 1993, when he was appointed to fill a vacancy on the Board of Trustees. Since 1987, Mr. Kinsella has served as President of the Kinsella Development Company, Inc., a real estate development company located on the northwest side of Chicago. From 1951 until 1986, Mr. Kinsella was affiliated with the advertising firm of Leo Burnett Company, Inc. as a member of its Board of Directors. At the time of his retirement in 1986, Mr. Kinsella was President, Chief Executive Officer and Chairman of its Board of Directors. Mr. Kinsella graduated from Notre Dame University in 1950. He received his master's degree from De Paul University in Chicago in 1952. Mr. Kinsella has served on the business and civic boards of a variety of institutions, including the American Advertising Association, the Field Museum and the Chicago Central Area Association.

    THOMAS E. ROBINSON. Mr. Robinson has been an independent trustee of the Company since December 1993, when he was appointed to fill a vacancy on the Board of Trustees. Mr. Robinson is currently a Managing Director in the Corporate Finance Real Estate Group of Legg Mason Wood Walker, an investment banking firm headquartered in Baltimore, Maryland, which he joined in June, 1997. Prior to joining that firm, Mr. Robinson was President and Chief Financial Officer of Storage USA, Inc., a REIT headquartered in Columbia, Maryland, engaged in the business of owning and operating self-storage warehouses, which he joined in August 1994. He also serves as a trustee of Tanger Factory Outlet Centers, Inc. Between August 1993 and August 1994, Mr. Robinson was a senior executive of Jerry J. Moore Investments, an owner and operator of community and neighborhood shopping centers located in

Texas. Prior to joining Jerry J. Moore Investments, Mr. Robinson served as National Trustee of REIT Advisory Services for the national accounting firm of Coopers & Lybrand from 1989 to 1993. From 1981 to 1989, Mr. Robinson served as vice president and general counsel for the National Association of Real Estate Investment Trusts. Mr. Robinson received his Bachelor's degree from Washington and Lee University, his Master's degree in taxation from Georgetown University Law School, and his Juris Doctorate degree from Suffolk University Law School.

BOARD OF TRUSTEES AND COMMITTEES

    During fiscal year 1997, the Board of Trustees held 5 meetings. Each trustee attended more than 75% of the aggregate of the meetings of the Board of Trustees and the meetings held by Board committees on which he served.

    The Board of Trustees of the Company has standing Asset Allocation, Audit, Compensation and Nominating Committees.

    ASSET ALLOCATION COMMITTEE. The Asset Allocation Committee is comprised of three trustees, two of whom are independent trustees. The Asset Allocation Committee is authorized to make investment decisions for investments under $10 million and to make recommendations to the Board of Trustees for other investments. Messrs. Babson, Kinsella and Stovall are the members of the Asset Allocation Committee. The Asset Allocation Committee held 4 meetings during 1997.

    AUDIT COMMITTEE. The Audit Committee is comprised of two independent trustees. The Audit Committee is authorized to make recommendations to the Board of Trustees concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of their audits, approve professional services provided by the independent public accountants, consider audit and non-audit fees and review the adequacy of the Company's internal accounting controls. Messrs. Kinsella and Robinson are the members of the Audit Committee. The Audit Committee held 2 meetings during 1997.

    COMPENSATION COMMITTEE. The Compensation Committee is comprised of three trustees, two of whom are independent trustees. The Compensation Committee exercises all powers of the Board of Trustees in connection with the compensation of executive officers, including incentive compensation and benefit plans. Messrs. Gates, Babson and Feld are the members of the Compensation Committee. The independent trustees on the Compensation Committee, Messrs. Babson and Feld, also serve as the Company's Stock Option Committee and, as such, are empowered to grant stock options in accordance with the Company's Stock Option Plan to the trustees, management and other employees of the Company. The Compensation Committee held 3 meetings during 1997.

    NOMINATING AND GOVERNANCE COMMITTEE. The Nominating and Governance Committee is comprised of three independent trustees. The Nominating and Governance Committee is authorized to make recommendations to the Board of Trustees concerning nominees for election as trustees and governance procedures of the Company. Messrs. Martin, Feld and Robinson are the members of the Nominating and Governance Committee. The Nominating and Governance Committee did not hold any meetings during 1997.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's trustees and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, trustees and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, except as set forth below, all
Section 16(a) filing requirements applicable to its officers, trustees and greater than ten-percent beneficial owners were complied with during the fiscal year ended December 31, 1997.

    Mr. Robert L. Stovall, a trustee of the Company, filed one Form 5, reporting a grant of common shares under the Company's Restricted Stock Incentive Plan and a grant of options under the Company's Stock Option Plan, and one Form 4, reporting the exercise of options and the sale of common shares, after the date prescribed under Section 16(a) of the Securities Exchange Act of 1934. Mr. John Kinsella, a trustee of the Company, filed one Form 4, reporting the purchase of common shares in three separate transactions, after the date prescribed under
Section 16(a) of the Securities Exchange Act of 1934.

                    RATIFICATION OF SELECTION OF ACCOUNTANTS
                                  (PROPOSAL 2)

    The Board of Trustees of the Company has selected Coopers & Lybrand as the independent public accountants of the Company for the fiscal year ending December 31, 1998. The appointment of auditors is approved annually by the Board of Trustees and is subsequently submitted to the shareholders for ratification. A representative of Coopers & Lybrand will be at the meeting to answer questions concerning the Company's financial statements and will have an opportunity to make a statement if he or she chooses to do so.

    Unless specified to the contrary, unrevoked proxies will be voted to ratify the selection of Coopers & Lybrand as the independent public accountants of the Company.

                        APPROVAL OF FOURTH AMENDMENT TO
                 CENTERPOINT PROPERTIES 1993 STOCK OPTION PLAN
                                  (PROPOSAL 3)

SUMMARY OF AMENDMENT

    The Company instituted the 1993 Stock Option Plan in December, 1993 (as previously amended, the "Plan") to provide incentives to, and retain, trustees, executive officers and key employees. The Board of Trustees has adopted an amendment to the Plan, attached hereto as Exhibit A (the "Fourth Amendment"), and is recommending the Fourth Amendment to the shareholders for approval. The Fourth Amendment to the Plan would amend the Plan to, among other things, increase the number of Common Shares available for issuance under the Plan by providing an "evergreen" limitation on the number of Common Shares that can be awarded under the Plan. The Fourth Amendment essentially provides for a pool of options available for issuance under the Plan equal to ten percent (10%) of the Common Shares outstanding (including securities convertible into Common Shares). In addition, the Fourth Amendment expands the group of employees eligible to participate under the Plan to include all employees who have been employed by the Company for at least one year; changes the limitation on option grants to any individual in any calendar year; and provides the Board with flexibility in determining the form of payment (e.g., cash, notes or surrender of Common Shares already owned) required to be made upon the exercise of stock options.

    The Board has adopted the Fourth Amendment for the following reasons:

    - Until this year, awards under the Company's long-term incentive plan consisted of two-thirds stock options and one-third restricted stock grants. A recent analysis of the long-term incentive plan by an independent compensation consulting firm engaged by the Company indicated that stock option grants provide greater long-term performance and retention incentives to employees than restricted stock grants. Based on this analysis, the Board of Trustees has now decided to make stock option grants the sole component of the long-term incentive plan. Elimination of the restricted stock grant component of the long-term incentive plan will require the availability of additional shares for option grants under the Plan.

    - Also based on the independent consulting firm's analysis of the long-term incentive plan, the Board of Trustees has directed the Compensation Committee to set higher objective performance standards linked to the creation of material shareholder value, coupled with greater rewards if such standards are attained. The implementation of the higher performance standards, coupled with greater potential awards, will also require the availability of additional shares for option grants under the Plan.

    - Implementation of the Company's Tenant Satisfaction Program has increased the Company's awareness of the substantial contribution that employees at all levels, not just persons previously designated executive or key employees, make to the attainment of the Company's goals. Accordingly, the Board believes it important to provide additional incentives in the form of stock option grants to all employees who have been employed by the Company for at least one year. Expanded employee participation will again require the availability of additional shares for option grants under the Plan.

    - The Company, with the assistance of its independent compensation consulting firm, has analyzed incentive programs that comparable REITs offer to their employees. Based on that analysis, the Company has determined that expanding opportunities for meaningful equity participation in the Company (including flexibility in the form of payment upon the exercise of options) will enable the Company to maintain overall compensation levels at or above the industry median and thereby help the Company to remain competitive in the retention and recruitment of qualified employees.

    - The Board believes the "evergreen" limitation will replenish the available Common Shares under the Plan without the need for further amendments to the Plan and will ensure that an adequate number of Common Shares will be available under the Plan at all times to accomplish the foregoing objectives. The Board intends to continue the Company's policy of subjecting option grants to multi-year vesting tied to continued employment, which encourages long-term commitment to the Company.

ACCORDINGLY, THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE FOURTH AMENDMENT TO THE 1993 STOCK OPTION PLAN.

SUMMARY OF THE PLAN

    The following summary of the material terms of the Plan, as amended by the Fourth Amendment, is qualified in its entirety by reference to the provisions of the Plan and the Fourth Amendment.

    ADMINISTRATION. The Plan is administered by a committee ("Committee") composed of two or more of the members of the Board of Trustees (the "Board") who are not also officers or employees of the Company or any subsidiary of the Company ("Independent Trustees"). The Committee members are appointed by the Board. No person who received an award under the Plan at any time during the previous year is eligible to be a member of the Committee (other than an Independent Trustee who received a formula grant under the Plan).

    The Committee has full authority to administer and interpret the provisions of the Plan, including but not limited to the authority to make determinations regarding awards under the Plan.

    ELIGIBILITY TO PARTICIPATE. Every member of the Board, and every officer or other employee of the Company or any subsidiary of the Company who has been employed by the Company or any subsidiary for at least one year, as the Committee in its sole discretion designates, is eligible to participate in the Plan. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their awards, including, without limitation: (i) the financial condition of the Company or its subsidiaries; (ii) expected profits of the current or future years; (iii) the contributions of an employee to the profitability and success of the Company or its subsidiaries; and (iv) the adequacy of the employee's other compensation.

    AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan at any time without obtaining approval from the Company's shareholders, except that the Plan may not be amended without the approval of the Company's shareholders when the amendment would (i) increase (other than pursuant to a stock split, recapitalization or certain other changes in capitalization) the aggregate number of shares that may be granted under the Plan; (ii) materially modify the eligibility requirements for participation in the Plan; or (iii) materially increase the benefits accruing to participants under the Plan.

    The Plan will terminate on July 31, 2003, unless previously terminated by the Board or dissolution of the Company.

    AWARDS UNDER THE PLAN. The Committee has the authority, in its discretion, to (i) determine the employees and trustees to whom options are granted, (ii) determine, subject to limitations imposed by tax law, the time or times at which Options are granted, (iii) determine whether options will be designated as Incentive Stock Options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or will be non-qualified stock options ("Non-Qualified Stock Options"), (iv) determine the price at which options may be exercised, which in the case of Incentive Stock Options will not be less than 110% of Fair Market Value, as defined below, of Common Shares issuable upon exercise of Incentive Stock Options granted to a shareholder holding 10% or more of the outstanding Common Shares and 100% of the Fair Market Value of Common Shares issuable upon the exercise of Incentive Stock Options granted to any other person, (v) determine the form in which the exercise price of the Options may be paid (for example, in the form of cash, promissory notes payable to the Company, the surrender to the Company of Common Shares currently owned by the optionee or any combination of the foregoing), (vi) determine the exercise period of the options, not to exceed ten years (or five years with respect to Incentive Stock options granted to stockholders holding 10% or more of the Company's Common Shares), and (vii) determine the time or times when each option will become exercisable and the duration of the exercise period.

    Each Independent Trustee receives an option to acquire 3,000 shares at an option price equal to the Fair Market Value at the time the option is granted upon first being elected to the Board and upon each re-election to the Board. Independent Trustees are not eligible to receive any other options under the Plan.

    "Fair Market Value" means the closing price of the Common Shares on the New York Stock Exchange on date the option was granted.

    SHARE AUTHORIZATION. The Plan currently limits the number of Common Shares which may be granted under the Plan to 1,500,000 and provides that no individual may receive more than 500,000 Common Shares in the aggregate under the Plan. As of March 1, 1998, options to purchase 955,364 Common Shares have been granted under the Plan.

    Upon approval of the Fourth Amendment by the shareholders, the number of Common Shares issuable under the Plan will be limited as follows: With respect to calendar year 1998, the maximum number of Common Shares that may be issued pursuant to options granted under the Plan will be the total of (i) ten (10%) percent of the number of Common Shares outstanding on May 1, 1998 (rounded downward if necessary to eliminate fractional shares) minus (ii) the number of Common Shares under options which were granted prior to May 1, 1998 plus (iii) the number of Common Shares with respect to which previously granted options have expired. Thereafter, the maximum number of Common Shares that may be issued pursuant to options granted under the Plan will be the total of (i) ten (10%) percent of the number of Common Shares outstanding on the last day of the preceding calendar year (rounded downward if necessary to eliminate fractional shares) minus (ii) the number of Common Shares under options which were granted prior to the last day of the preceding calendar year plus (iii) the number of Common Shares with respect to which previously granted options have expired. For purposes of calculating the number of outstanding Common Shares, all classes of securities that are convertible presently or in the future into Common Shares are deemed to be outstanding Common Shares equal to the number of Common Shares into which such securities are convertible, and no subsequent reduction in the number of outstanding Common Shares (other than as a result of a reverse stock split or similar recapitalization) will reduce the number of Common Shares previously made available for option grants under the Plan. In no event may the total number of options issued as Incentive Stock Options under the Plan plus the total number of Common Shares issued upon the exercise of Incentive Stock Options under the Plan exceed 3,000,000. The number of Common Shares which may be issued to any one individual under the Plan may in no event exceed 250,000 in any calendar year.

    CHANGE OF CONTROL PROVISIONS. Upon the occurrence of a change of control, all options theretofore granted under the Plan will become exercisable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of the principal Federal income tax consequences of option grants under the Plan. This summary is for general information only and does not constitute tax advice. This summary does not describe all of the Federal tax consequences under the Plan nor does it describe state or local tax consequences.

    INCENTIVE STOCK OPTIONS. No taxable income is realized by the optionee upon the grant or exercise of an Incentive Stock Option. If shares issued to an optionee pursuant to the exercise of an Incentive Stock Option are not sold or transferred within two years from the date of grant or within one year after the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as long term capital gain and any loss sustained will be long-term capital loss and (b) there will be no deduction for the Company for Federal income tax purposes. The exercise of an Incentive Stock Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

    If the Common Shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either of the holding periods described above (a "disqualifying disposition"), generally, (a) the optionee will realize ordinary income in the year of the disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Stock Option is paid by tendering Common Shares.

    If an Incentive Stock Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Stock Option. Generally, except in the case of death, an Incentive Stock Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of death or disability).

    NON-QUALIFIED STOCK OPTIONS. Optionees who receive Non-Qualified Stock Options granted under the Plan will realize no income at the time the option is granted. Generally, (a) at exercise of the option, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (b) at disposition of the shares, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules apply where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering Common Shares.

    PAYMENTS IN RESPECT OF A CHANGE OF CONTROL. The Plan provides for acceleration of the exercisablity of options granted under the Plan in the event of a change of control. Such acceleration may cause the consideration involved to be treated in whole or in part as "parachute payments" under the Code. Acceleration of benefits under other Company stock and benefit plans and other contracts with employees in the event of a change of control could be subject to being combined with Plan accelerations for "parachute payment" purposes. Any such "parachute payments" may be non-deductible to the Company in whole or in part, and the recipient may be subject to a 20% excise tax on all or part of such payments, in addition to other taxes ordinarily payable.

VOTE REQUIRED

    The Fourth Amendment is being submitted to the shareholders pursuant to the requirements of the Plan. Under the Company's By-laws, the affirmative vote of the holders of a majority of the voting power present or represented at the annual meeting is required for approval of the Fourth Amendment.

            SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth information as of March 1, 1998 with respect to the beneficial ownership of the Common Shares of the Company by (1) each person who is known by the Company to own beneficially more than 5% of its Shares, (2) each trustee of the Company, (3) the Company's Chief Executive Officer and four other executive officers and (4) the Company's trustees and executive officers as a group.

                                                                                   SHARES BENEFICIALLY OWNED
                                                                          -------------------------------------------
                                                                           AMOUNT AND NATURE OF
NAME AND ADDRESS OF                                                             BENEFICIAL         PERCENT OF COMMON
BENEFICIAL OWNER                                                               OWNERSHIP(1)              STOCK
------------------------------------------------------------------------  ----------------------  -------------------
Cohen & Steers Capital Management, Inc. ................................        2,447,300(2)                  14%
757 Third Avenue
New York, New York 10017

FMR Corp. ..............................................................        1,382,538(3)                   8%
82 Devonshire Street
Boston, Massachusetts 02109

Capital and Regional Properties plc ....................................        1,008,478                    5.9%
22 Grosvenor Gardens
London, England SW1W 0DH

Martin Barber ..........................................................           60,743(4)               *
(Trustee and Chairman)
22 Grosvenor Gardens
London, England SW1W 0DH

John S. Gates, Jr. .....................................................          506,386(5)                   3%
(Trustee, President and Chief
Executive Officer)
401 N. Michigan Avenue
Suite 3000
Chicago, Illinois 60611

Robert L. Stovall ......................................................          123,213                  *
(Trustee and Vice Chairman)
401 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611

Nicholas C. Babson .....................................................            5,486(6)               *
(Trustee)
1880 Country Farm Drive
Naperville, Illinois 60563

Alan D. Feld ...........................................................            6,486(7)               *
(Trustee)
1700 Pacific Avenue
Suite 4100
Dallas, Texas 75201

                                                                                   SHARES BENEFICIALLY OWNED
                                                                          -------------------------------------------
                                                                           AMOUNT AND NATURE OF
NAME AND ADDRESS OF                                                             BENEFICIAL         PERCENT OF COMMON
BENEFICIAL OWNER                                                               OWNERSHIP(1)              STOCK
------------------------------------------------------------------------  ----------------------  -------------------
John J. Kinsella .......................................................            6,007(7)               *
(Trustee)
1550 N. State Parkway
Chicago, Illinois 60610

Thomas E. Robinson .....................................................            5,547(7)               *
(Trustee)
Legg Mason Wood Walker
100 Light Street
34th Floor
Baltimore, Maryland 21202

Michael M. Mullen ......................................................          111,715(8)               *
(Executive Vice President and
Chief Operating Officer)
401 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611

Paul S. Fisher .........................................................           83,819(9)               *
(Executive Vice President,
Secretary, Chief Financial Officer
and General Counsel)
401 N. Michigan Avenue
Suite 3000
Chicago, Illinois 60611

Rockford O. Kottka .....................................................           39,847(10)              *
(Senior Vice President and Treasurer)
401 N. Michigan Avenue
Suite 3000
Chicago, Illinois 60611

Paul T. Ahern ..........................................................            3,522(11)              *
(Senior Vice President of Investments)
401 N. Michigan Avenue
Suite 3000
Chicago, Illinois 60611

All trustees and executive .............................................          952,771                    5.6%
officers as a group (11 persons)

------------------------

*   Less than one percent

(1) Beneficial ownership is the direct ownership of Common Stock of the Company including the right to control the vote or investment of or acquire such Common Stock (for example, through the exercise of stock options or pursuant to trust agreements) within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934. The shares owned by each person or by the group and the shares included in the total number of shares outstanding have been adjusted in accordance with said Rule 13d-3.

(2) As reported on a Schedule 13G filed by Cohen & Steers Capital Management, Inc. on February 13, 1998, Cohen & Steers Capital Management, Inc. has sole voting power with respect to 2,170,900 Common Shares and has sole dispositive power with respect to all of the 2,447,300 Common Shares.

(3) As reported on a Schedule 13G filed by FMR Corp. on February 9, 1998, FMR Corp. has sole voting power with respect to 270,000 Common Shares and has sole dispositive power with respect to all of the 1,382,538 Common Shares.

(4) Includes options to purchase 58,600 Common Shares under the Company's Stock Option Plan exercisable within 60 days. Excludes the shares owned by Capital and Regional Properties plc, of which Mr. Barber is Chairman. Mr. Barber disclaims beneficial ownership of such shares.

(5) Includes options to purchase 123,094 Common Shares under the Company's Stock Option Plan exercisable within 60 days and 540 shares owned by an IRA for the benefit of John S. Gates, Jr. Also includes 30,000 Common Shares owned by the Gates Charitable Trust, under which Mr. Gates acts as trustee and exercises voting power with respect to such Common Shares. Mr. Gates disclaims beneficial ownership of 185 shares owned by an IRA for the benefit of his wife.

(6) Includes options to purchase 3,600 Common Shares under the Company's Stock Option Plan exercisable within 60 days.

(7) Includes options to purchase 4,200 Common Shares under the Company's Stock Option Plan exercisable within 60 days.

(8) Includes options to purchase 62,512 Common Shares under the Company's Stock Option Plan exercisable within 60 days and 2,000 shares owned by his wife.

(9) Includes options to purchase 62,512 Common Shares under the Company's Stock Option Plan exercisable within 60 days.

(10) Includes options to purchase 22,410 Common Shares under the Company's Stock Option Plan exercisable within 60 days.

(11) Includes options to purchase 3,522 Common Shares under the Company's Stock Option Plan exercisable within 60 days.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning compensation awarded to the Company's Chief Executive Officer and five other executive officers for the years ended December 31, 1997, December 31, 1996 and December 31, 1995.

                                                    ANNUAL COMPENSATION
                                           -------------------------------------     LONG TERM COMPENSATION
                                                                        OTHER     ----------------------------
                                                                       ANNUAL      RESTRICTED     SECURITIES     ALL OTHER
           NAME AND                                                    COMPEN-        STOCK       UNDERLYING      COMPEN-
      PRINCIPAL POSITION          YEAR     SALARY($)(1)  BONUS($)    SATION($)(2) AWARD(S)($)(3)  OPTIONS(#)     SATION($)
------------------------------  ---------  -----------  -----------  -----------  -------------  -------------  -----------
John S. Gates, Jr., ..........    1997      $  228,160   $ 127,485    $     -0-     $ 151,421(4)      52,878     $   4,750(19)
 Chief Executive Officer          1996         213,470      95,472          -0-        71,213(5)      34,817         5,086(18)(19)
                                  1995         205,200       4,640          -0-       146,766(6)      35,692         3,312(18)(19)

Michael M. Mullen, ...........    1997         187,500      90,650          -0-        52,511(7)      14,778         4,750(19)
 Executive Vice-President and     1996         163,310     112,050       22,222           -0-          8,674         4,750(19)
 Chief Operating Officer......    1995         133,530      48,251          -0-        39,500(8)       7,878         2,310(19)

Paul S. Fisher, ..............    1997         187,500      86,275          -0-        52,511(9)      14,778         4,750(19)
 Executive Vice-President,        1996         163,310      68,400          -0-        45,000(10)       8,674        4,750(19)
 Secretary, Chief Financial       1995         133,530      37,509          -0-        39,500(11)       7,878        2,310(19)
 Officer and General Counsel

Rockford O. Kottka, ..........    1997         120,000      51,627          -0-        21,987(12)       6,984        4,750(19)
 Senior Vice-President            1996         105,270      38,000          -0-        16,875(13)       4,348        4,200(19)
 and Treasurer                    1995          90,136      17,016          -0-         6,893(14)       3,590        1,717(19)

Paul Ahern ...................    1997         107,500      20,250          -0-           -0-          7,114           -0-
 Senior Vice-President            1996          85,000      19,440          -0-           -0-          2,287           -0-
 of Investments                   1995          67,500       6,584          -0-           -0-          1,974           -0-

Robert L. Stovall ............    1997         178,567      88,204          -0-       113,558(15)      32,448        4,750(19)
 Former Executive Vice-           1996         186,623      69,160       22,222        53,438(16)      17,804        4,750(19)
 President and Chief Operating    1995         179,375       3,542          -0-       110,990(17)      21,269        2,310(19)
 Officer(20)

------------------------------

 (1) Includes amounts deferred at the election of the named executive officer under the Company's 401(k) Plan.

 (2) Includes payments to certain executive officers to fund tax liabilities arising from the sale of properties to the Company.

 (3) Restricted shares awarded under the Company's Restricted Stock Incentive Plan will vest eight years from the date of the grant; however, restricted shares awarded under the plan may vest earlier as follows: (i) if total shareholder return averaged over a consecutive sixty day trading period commencing no earlier than two years from the date of the grant is greater than a target established by the Compensation Committee at the time of the respective award, all of the restricted shares awarded for such year will vest; (ii) upon the death, disability or retirement of a participant, the number of vested shares will be determined by dividing the number of months which have elapsed from the date of such award by 96; or (iii) in the event of a change of control of the Company, all of the restricted shares previously awarded will vest. Dividends are paid on restricted shares to the same extent as on any other Common Shares.

 (4) Represents 4,807 restricted Common Shares having a market value of $168,846 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997.

 (5) Represents 3,165 restricted Common Shares having a market value of $111,171 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997.

 (6) Represents 7,487 restricted Common Shares having a market value of $262,981 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997. A total of 4,410 Common Shares, which were awarded pursuant to a separate restricted stock grant agreement, were 100% vested as of January 1, 1995. In addition, 3,077 Common Shares vested as of February 23, 1997 as a result of accelerated vesting upon the Company's attaining the target established by the Compensation Committee.

 (7) Represents 1,667 restricted Common Shares having a market value of $58,553 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997.

 (8) Represents 2,000 restricted Common Shares having a market value of $70,250 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997. All 2,000 Common Shares vested as of February 23, 1997 as a result of accelerated vesting upon the Company's attaining the target established by the Compensation Committee.

 (9) Represents 1,667 restricted Common Shares having a market value of $58,553 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997.

(10) Represents 2,000 restricted Common Shares having a market value of $70,250 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997.

(11) Represents 2,000 shares of restricted Common Shares having a market value of $70,250 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997. All 2,000 Common Shares vested as of February 23, 1997 as a result of accelerated vesting upon the Company's attaining the target established by the Compensation Committee.

(12) Represents 698 restricted Common Shares having a market value of $24,517 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997.

(13) Represents 750 restricted Common Shares having a market value of $26,344 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997.

(14) Represents 349 restricted Common Shares having a market value of $12,259 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997. All 349 Common Shares vested as of February 23, 1997 as a result of accelerated vesting upon the Company's attaining the target established by the Compensation Committee.

(15) Represents 3,605 restricted Common Shares having a market value of $126,626 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997.

(16) Represents 2,375 restricted Common Shares having a market value of $83,422 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997.

(17) Represents 5,663 restricted Common Shares having a market value of $198,913 based upon a closing price of $35 1/8 for the Company's Common Shares as reported on the New York Stock Exchange on December 31, 1997. A total of 3,419 shares of such restricted Common Shares, which were awarded pursuant to a separate restricted stock grant agreement, were 100% vested as of January 1, 1995. In addition, 2,244 Common Shares vested as of February 23, 1997 as a result of accelerated vesting upon the Company's attaining the target established by the Compensation Committee.

(18) Represents insurance premiums paid by the Company for term life insurance on Mr. Gates' life, the proceeds of which are payable to his designated beneficiary.

(19) Represents Company's matching contribution to 401(k) Plan.

(20) In October, 1997, Mr. Stovall retired, and Mr. Mullen was appointed by the Board in July, 1997 to replace him.

OPTION TABLES

    The following table sets forth, for the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, information with respect to option grants during the last fiscal year and potential realizable values for such option grants for the term of the options.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1997

                                                    INDIVIDUAL GRANTS
                                 --------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                  NUMBER OF   PERCENT OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                                 SECURITIES    OPTIONS GRANTED                              STOCK PRICE APPRECIATION
                                 UNDERLYING    TO EMPLOYEES IN   EXERCISE OF                    FOR OPTION TERM
                                   OPTIONS     THE YEAR ENDED    BASE PRICE   EXPIRATION   --------------------------
NAME                             GRANTED(#)   DECEMBER 31, 1997    ($/SH)        DATE         5%($)         10%($)
-------------------------------  -----------  -----------------  -----------  -----------  ------------  ------------
John S. Gates, Jr..............      52,878             22%       $   31.50       3/9/07   $  1,047,513  $  2,654,476

Michael M. Mullen..............      14,778              6%           31.50       3/9/07        292,752       741,856

Paul S. Fisher.................      14,778              6%           31.50       3/9/07        292,752       741,856

Rockford O. Kottka.............       6,984              3%           31.50       3/9/07        138,353       350,597

Paul Ahern.....................       7,114              3%           31.50       3/9/07        140,928       357,123

Robert L. Stovall..............      32,448(1)           13%          31.50       3/9/07              0             0

------------------------

(1) The stock options granted to Mr. Stovall in 1997 lapsed upon his retirement as an executive officer.

    The following table sets forth, for the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, information with respect to option exercises during the last fiscal year and option values at the end of the last fiscal year.

       AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 1997
                       OPTION VALUES AT DECEMBER 31, 1997

                                                                                    NUMBER OF
                                                                                   SECURITIES        VALUE OF
                                                                                   UNDERLYING     UNEXERCISED IN-
                                                                                   UNEXERCISED       THE-MONEY
                                                                                   OPTIONS AT       OPTIONS AT
                                                                                   FISCAL YEAR      FISCAL YEAR
                                                                                    END(2)(#)        END(4)($)
                                                                                 ---------------  ---------------
                                                 SHARES ACQUIRED      VALUE       EXERCISABLE/     EXERCISABLE/
NAME                                             ON EXERCISE(#)   REALIZED(1)($) UNEXERCISABLE(3) UNEXERCISABLE(3)
-----------------------------------------------  ---------------  -------------  ---------------  ---------------
John S. Gates, Jr..............................          None             None         98,416      $   1,613,331
                                                                                      122,691          1,224,629

Michael M. Mullen..............................          None             None         56,246            937,838
                                                                                       39,284            431,709

Paul S. Fisher.................................          None             None         56,246            937,838
                                                                                       39,284            431,709

Rockford O. Kottka.............................          None             None         19,426            322,321
                                                                                       21,176            247,333

Paul Ahern.....................................          None             None          1,247             18,113
                                                                                       10,128             67,392

Robert L. Stovall..............................       116,113      $ 1,719,269            -0-                -0-
                                                                                          -0-                -0-

------------------------

(1) Based on the difference between an exercise price of $18.25, $19.50 or $22.50 per share, as the case may be, and the closing price of the Common Shares as reported on the New York Stock Exchange on the date of exercise (November 3, 1997) which was $33 15/16.

(2) All options are for Common Shares.

(3) The first number appearing in the column refers to exercisable options, and the second number refers to unexercisable options. Options granted under the 1993 Stock Option Plan as amended become exercisable at the rate of 20% per year and are fully exercisable five years after the date of the grant. Upon a change of control, all unvested options become exercisable.

(4) Based on the difference between an exercise price of $18.25, $19.50, $22.50 or $31.50 per share, as the case may be, and the closing price of the Common Shares on December 31, 1997 of $35 1/8 per share as reported on the New York Stock Exchange.

COMPENSATION OF TRUSTEES

    The Company currently pays its trustees who are not employees of the Company an annual fee of $20,000 ($33,333 for Mr. Barber as Chairman of the Board) plus a fee of $1,000 for attendance at each meeting of the Board of Trustees. Trustees who are employees of the Company are not paid any trustees' fees. In addition, the Company will reimburse the trustees for travel expenses incurred in connection with their activities on behalf of the Company. Under the 1995 Director Stock Plan, each trustee was awarded 339 Common Shares on May 15, 1997, except Martin Barber who was awarded 565 Common Shares on May 15, 1997.

    Trustees are eligible for the grant of options under the Company's Stock Option Plan. As of December 31, 1997, trustees of the Company who are not employees of the Company were granted the following options to purchase Common
Shares:

                                                         NUMBER OF OPTIONS    EXERCISE PRICE     EXPIRATION DATE
NAME                                                        GRANTED (#)             ($)                (1)
------------------------------------------------------  -------------------  -----------------  -----------------
Martin Barber ........................................          51,000           $   18.25           12/10/2003
                                                                20,000               19.88            3/11/2004
                                                                 3,000              19.875            5/23/2005
                                                                 3,000              24.875            5/14/2006
                                                                 3,000              29.625            5/15/2007

Nicholas C. Babson ...................................           3,000               18.25           12/10/2003
                                                                 3,000              19.875            5/23/2005
                                                                 3,000              24.875            5/14/2006
                                                                 3,000              29.625            5/15/2007

Alan D. Feld .........................................           3,000               18.25           12/10/2003
                                                                 3,000              19.875            5/23/2005
                                                                 3,000              24.875            5/14/2006
                                                                 3,000              29.625            5/15/2007

John J. Kinsella .....................................           3,000               18.25           12/10/2003
                                                                 3,000              19.875            5/23/2005
                                                                 3,000              24.875            5/14/2006
                                                                 3,000              29.625            5/15/2007

Thomas E. Robinson ...................................           3,000              18.251           12/10/2003
                                                                 3,000               9.875            5/23/2005
                                                                 3,000              24.875            5/14/2006
                                                                 3,000              29.625            5/15/2007

------------------------

(1) Options become exercisable at the rate of 20% per year and are fully exercisable five years after the date of the grant. Upon a change of control, all unvested options become exercisable.

EMPLOYMENT CONTRACTS

    The Company's executive officers have entered into employment agreements with the Company. Such agreements had an original term of five years (expiring December 10, 1998), subject to earlier termination, with or without cause, by the Company's Board of Trustees, subject, in the case of termination without cause, to a severance payment equal to base salary for a specified number of months. No severance payments are required upon early termination. The agreements with the executive officers: (i) require that substantially all of their time and effort be for the benefit of the Company (all such executive officers are employed exclusively by the Company), (ii) set forth their annual compensation level and (iii) provide for their participation in a discretionary cash bonus plan. The agreements provide for annual base salaries which are subject to review and increase by the Board of Trustees. Effective July 1, 1997, the Board of

Trustees set the following base salaries: Mr. Gates-- $240,000; Mr. Mullen-- $200,000; Mr. Fisher-- $200,000; Mr. Kottka-- $130,000; and Mr. Ahern-- $150,000
(effective January 1, 1998).

    In July, 1996, the Company entered into an Employment Separation Agreement with Robert L. Stovall, then Executive Vice President, Chief Operating Officer and a Trustee, under which (i) Mr. Stovall retired from the office of Executive Vice President and Chief Operating Officer effective July 31, 1997, (ii) the Company agreed to continue to nominate Mr. Stovall to serve on the Board of Trustees through the year 2000 and, if he continues to be re-elected, to appoint him as Vice Chairman of the Board of Trustees, for which he will be compensated at the annual rate of $25,000 through the year 2000, (iii) the Company formed an Asset Allocation Committee and the Board appointed Mr. Stovall as Chairman of the Asset Allocation Committee, (iv) in the event the shareholders of the Company do not re-elect Mr. Stovall to the Board through the year 2000, the Company agreed to retain Mr. Stovall as a consultant at the annual rate of $25,000 per year through the year 2000, (v) the Company accelerated, at Mr. Stovall's retirement, the vesting of certain stock options granted to Mr. Stovall under the 1993 Stock Option Plan and (vi) in consideration of the foregoing, Mr. Stovall agreed not to compete with the Company through the year 2000 for which he will be paid at the annual rate of $100,000 from October 31, 1997 until December 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee during fiscal year 1997 included Nicholas C. Babson, Alan D. Feld and John S. Gates, Jr. Mr. Gates is employed by the Company as its President and Chief Executive Officer.

    During fiscal 1997, no executive officer of the Company served on the board of trustees or compensation committee (or other board committee performing equivalent functions) of any other entity any of whose executive officers served as a trustee of the Company or member of the Company's Compensation Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

MISSION OF THE COMPENSATION COMMITTEE

    The Board of Trustees has delegated to the Compensation Committee strategic and administrative responsibility for the Company's management compensation strategy and incentive compensation plan(s). The Committee's basic responsibility is to assure that the Chief Executive Officer, other officers and key management of the Company are compensated fairly and effectively in a manner consistent with the Company's stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

PAY-FOR-PERFORMANCE PLAN

    In July 1994, based on the report of an independent consultant, Towers Perrin Foster, and the recommendations of the Compensation Committee, the Company's Board of Trustees approved a pay-for-performance compensation plan (the "Plan"). The Plan is designed to provide competitive compensation levels within the Company's industry and incentive pay that varies based on corporate, departmental or profit center and individual performance. To achieve this objective, the Plan contemplates that the Company generally will maintain base salary levels for its employees at or about the median compensation level for persons holding similar positions within the industry, based on information drawn from compensation surveys and compensation consultants, but that employees will have an opportunity to receive a total compensation package significantly greater than the median based upon their contribution to the Company's attainment of its growth objectives. For certain senior management employees, the Plan contemplates that base salary levels will generally be somewhat below the median, to further emphasize pay for performance through incentives. The Plan includes three elements: a salary management system, an annual incentive plan and a long term incentive plan.

    In October, 1997, the Board of Trustees engaged FPL Associates ("FPL"), an affiliate of Ferguson Partners and a leading independent compensation consulting firm in the real estate industry, to provide recommendations regarding modifications to the Plan. The Board of Trustees adopted certain the recommendations of FPL to modify the long-term incentive plan, as set forth below.

    SALARY MANAGEMENT SYSTEM. Under the Plan, the Company has established a salary structure by individual position within a range of plus or minus 25% of the median marketplace rate for that position. Annual salary rates for specific individuals will vary within the range for such position based on such individual's experience and qualifications. The Board of Trustees, based on the recommendations of the Compensation Committee, establishes a budget for aggregate merit increases each year based on marketplace practices, the Company's ability to pay and the attainment of the Company's overall objectives. Individual merit increases generally are expected to range from 0% to 10% of salary, and merit increases in the aggregate generally are not expected to exceed 5%. Annual merit increases are based on individual performance levels gauged by performance appraisals conducted every six months.

    Salary adjustments are made as of July 1 each year, effective for the following 12 months. The average increase in executive salaries effective as of July 1, 1997 was approximately 19.3%, including certain increases attributable to promotions. Based on the compensation review performed by FPL, executive salaries, after giving effect to these adjustments, remain slightly below the industry median (91%).

    ANNUAL INCENTIVE PLAN. The annual incentive plan is performance-driven, provides cash awards based on the success of the Company in any fiscal year and provides motivation to accomplish objectives that are critical to the Company's success. No awards will be made for any fiscal year unless the Company achieves a threshold level of funds from operations ("FFO") for that year. The Company will annually establish threshold, target and maximum award opportunities for each position, based on satisfaction of certain criteria. The target award opportunities will generally be established consistent with median rates for comparable positions. Cash awards are declared and paid following completion of the Company's annual audit in the first quarter of each year, based on performance during the prior year.

    The criteria and the relative weights assigned to the criteria vary depending on an employee's position. For the Company's Chief Executive Officer,
(i) a 60% weighting factor is assigned to the Company's overall corporate performance determined by reference to FFO per share, variance of the Company's operating performance from budget, as determined by the Company's independent auditors, and the overall results of a tenant satisfaction survey conducted by CEL & Associates, a leading surveyor of tenant satisfaction for the real estate industry, under the supervision of the Compensation Committee, and (ii) a 40% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For executive officers with departmental functions, (i) a 50% weighting factor is assigned to the Company's overall corporate performance determined by reference to the same measures as described above, (ii) a 30% weighting factor is assigned to qualitative departmental performance, and (iii) a 20% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For executive employees in charge of property management for particular regions, (i) a 40% weighting factor is assigned to overall corporate performance based on the same measures as described above,
(ii) a 40% weighting factor is assigned to regional performance, determined by comparison of regional portfolio operating income to budget, regional days outstanding in accounts receivable and the results of a regional tenant satisfaction survey, and (iii) a 20% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For each class of executive employee, points will be assigned based on achievement of performance standards within each performance category, and points will be used to determine eligibility for threshold, target or maximum awards.

    In March 1997, the Compensation Committee assigned each executive officer a cash incentive award opportunity for 1997, expressed as a percentage of salary, based on the attainment of threshold, target and maximum performance levels. Depending on position, the low range was between 35% and 50% of salary, while the high range was between 70% and 100% of salary. In March 1998, the Compensation Committee determined that the performance of the executive officers entitled them to cash incentive awards ranging from approximately 48.2% to 62.5% of salary.

    LONG TERM INCENTIVE PLAN. Previously, the long-term incentive plan consisted of two-thirds stock options under a stock option plan adopted by the Company and approved by the Shareholders in 1993 (the "Stock Option Plan") and one-third restricted stock grants under a Restricted Stock Incentive Plan adopted by the Company and approved by the shareholders in 1995. The analysis of the Company's long-term incentive plan by FPL determined that option grants provide greater long-term performance and retention incentives to employees than restricted stock grants. Based on that analysis, the Board of Trustees decided in March 1998 to make stock option grants the sole component of the long-term incentive plan. Also based upon the FPL analysis of the long-term incentive plan, the Board of Trustees directed the Compensation Committee to set higher performance standards which will be more difficult to achieve, coupled with greater rewards if such standards are attained. The foregoing decisions, coupled with a determination by the Board to enlarge the class of employees eligible for stock options to all employees with more than one year of service, has resulted in a need for more options to be available for grant under the Stock Option Plan. The Board, therefore, has unanimously adopted the Fourth Amendment to the Stock Option Plan which, when approved by the shareholders, will, among other things, increase the number of options available for grant under the Stock Option Plan.

    The new performance standards adopted by the Compensation Committee for the award of stock options replace the previous relatively subjective standards with objective standards, applicable to all employees participating in the Stock Option Plan, tied to material increases in shareholder value. Under the new standards, employee performance will be measured based upon rate of return goals established by the Company's independent trustees, with a 40% weighting factor assigned to total shareholder return and a 60% weighting factor assigned to FFO per share growth. For each of these factors, the Compensation Committee will annually establish threshold, target and maximum award opportunities for each employment position.

    Like cash awards, stock options are awarded in the first quarter of each year following completion of the annual audit, based on performance during the prior year. The Board, therefore, decided to make implementation of the new performance standards retroactive to 1997 and in March, 1998, made stock option awards based upon attainment of the standards in 1997. Based on its evaluation of employees' attainment of these standards in 1997, the Compensation Committee awarded stock options under the Stock Option Plan for a total of 298,760 shares. No awards were made under the Restrictive Stock Plan in March, 1998.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    During 1997, the Company's Chief Executive Officer was paid a salary at the rate of $216,320 per annum for the first six months and at the rate of $240,000 per annum for the last six months pursuant to an employment contract entered into in connection with the Company's initial public offering. The Compensation Committee did not participate in the setting of Mr. Gates' initial salary under the employment contract, but has approved subsequent annual increases, including a 10.9% increase effective July 1, 1997. As part of its engagement in October, 1997, FPL conducted a survey of the salaries paid by the Company to executive employees. Mr. Gates' current salary is approximately 91% of the median for the Company's industry reported in the survey, which is within the Company's salary objectives.

    In March 1997, the Compensation Committee assigned to Mr. Gates an incentive award opportunity for 1997, expressed as a percentage of salary, based on corporate and individual performance meeting or exceeding threshold, target or maximum levels. As indicated above, a 60% weighting factor was assigned to corporate performance determined by reference to FFO per share, variance of the Company's operating performance from budget, as determined by the Compnay's independent trustees, and the overall results of an independent tenant satisfaction survey conducted under the supervision of the Compensation Committee. A 40% weighting factor was assigned to individual performance, based on success in designing and implementing internal processes, systems and organizational development initiatives designed to maintain the highest levels of tenant satisfaction and the internal capacity and controls necessary to sustain continuing high levels of growth. On the basis of points awarded in each of these categories, the Compensation Committee in March, 1998 awarded Mr. Gates a cash bonus of $150,000, or 63% of salary.

    Also in March, 1998, the Compensation Committee, applying the new performance standards for long-term incentives as though they had been in effect for 1997, approved an award of 81,480 stock options, representing an award slightly below the target level for shareholder return and award slightly above the target level for growth in FFO per share.

                                          Nicholas C. Babson, Chairman
                                          Alan D. Feld
                                          John S. Gates, Jr.

PERFORMANCE GRAPH

    The following graph compares the percentage change in cumulative total return on the Company's Common Stock for the period December 31, 1993 through December 31, 1997 with the percentage change in (a) the Standard & Poor's 500 index ("S&P") for the same period and (b) the Total Return Index for Equity REITs published by The National Association of Real Estate Investment Trusts ("NAREIT") for the same period. (The NAREIT index for Equity REITs, which is published monthly, is an index of approximately 176 REITs which includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the ownership of real property.) Cumulative total return includes reinvestment of dividends. The historical information set forth below is not necessarily indicative of future performance.

                          CENTERPOINT PROPERTIES TRUST

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

VALUE OF $100 INVESTMENT

                          CenterPoint Properties    S&P 500 Index   NAREIT Equity Total Return Index
12/31/93                                 $100.00          $100.00                            $100.00
12/31/94                                 $112.83          $101.31                            $103.17
12/31/95                                 $144.37          $139.23                            $118.92
12/31/96                                 $221.17          $171.19                            $160.86
12/31/97                                 $250.05          $228.31                            $193.45

                                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                              1993          1994          1995          1996          1997
                                          ------------  ------------  ------------  ------------  ------------
CenterPoint Properties Trust............   $   100.00    $   112.83    $   144.37    $   221.17    $   250.05
S&P 500 Index...........................       100.00        101.31        139.23        171.19        228.31
NAREIT Equity Total Return Index........       100.00        103.17        118.92        160.86        193.45

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    In June, 1996, the Company, through a partnership of which the Company is the general partner, exercised options to acquire three properties from entities in which Robert L. Stovall, a trustee of the Company, and Michael M. Mullen, an executive officer of the Company, have an interest. The aggregate purchase price for the properties was approximately $24.6 million, and the transactions satisfied the Company's investment criteria and were approved by the Company's independent trustees. In order to mitigate tax liabilities, Messrs. Stovall and Mullen continue to own a minority interest in the partnership owning two of the purchased properties.

    Since the initial public offering in December, 1993, the Company has also been managing the three properties described in the preceding paragraph and two additional properties owned by entities in which certain executive officers of the Company have an interest and which are not deemed suitable for acquisition by the Company. For its management services, the Company has been receiving an aggregate management fee equal to approximately 3% of gross rents from the three option properties, and approximately 2% and 1%, respectively, of gross rents from the two other properties.

    In connection with the formation transactions of the Company prior to the initial public offering in December, 1993, the Company entered into tax reimbursement agreements with certain executive officers, Robert L. Stovall and Michael M. Mullen, under which the Company agreed to reimburse such officers for certain tax liabilities incurred in connection with the formation transactions. To settle claimed tax liabilities under such reimbursement agreements and to reimburse Messrs. Stovall and Mullen for tax liabilities related to the Company's acquisition of certain properties owned by entities in which such officers have an interest in transactions which are described above, the Company agreed in July, 1996 to issue non-interest bearing promissory notes, each in the amount of $100,000 and payable over eighteen months, to each of Messrs. Stovall and Mullen in exchange for the release of any and all claims related such tax reimbursement agreements and all other matters related in any manner to the formation transactions and the recent property acquisitions.

    In December 1997, the Company purchased a 95,220 square foot fully leased building, located in Des Plaines, Illinois, from Sherwin Limited Partnership, in which Michael Mullen, Chief Operating Officer of the Company, and Robert L. Stovall, a trustee of the Company, were limited partners, for approximately $4.7 million. The transaction satisfied the Company's investment criteria and was approved by the Company's independent trustees.

                                 OTHER MATTERS

    The Board of Trustees knows of no matters which will be presented for consideration at the meeting other than the matters referred to in this statement. Should any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

    The Company will bear the cost of this solicitation of proxies. In addition to solicitation of proxies by mail, the Company may reimburse brokers and other nominees for the expense of forwarding proxy materials to the beneficial owners of stock held in their names. Trustees, officers and employees of the Company may also solicit proxies on behalf of the Board of Trustees but will not receive any additional compensation therefor.

    The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997 is being furnished to shareholders simultaneously with this Proxy Statement.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Trustees,

                                          Paul S. Fisher
                                          SECRETARY

                                                                       EXHIBIT A

                                FOURTH AMENDMENT
                          CENTERPOINT PROPERTIES TRUST
                             1993 STOCK OPTION PLAN

The CenterPoint Properties 1993 Stock Option Plan (as amended, the "Plan") is hereby amended as follows.

                                   ARTICLE 1

Section 3.2 of the Plan is hereby amended in its entirety to henceforth read as follows:

        "3.2 Powers. The Committee shall have the authority, in its discretion, to: (i) determine the Employees to whom Options shall be granted; (ii) determine the time or times at which Options shall be granted; (iii) determine the Option Price, which price shall not be less than the Minimum Option Price; (iv) determine whether Options shall be Incentive Stock Options or Nonqualified Options; (v) determine the form in which the Option Price may be paid (e.g., in the form of cash, promissory notes payable to the Company, the surrender to the Company of Common Shares currently owned by the Employee or any combination of the foregoing); (vi) determine the Option Period (provided that no Option Period may be longer than the Maximum Option Period); (vii) determine (subject to Article 7) the time or times when each Option shall become exercisable and the duration of the exercise period; and (viii) interpret provisions of the Plan. All decisions made by the Committee regarding the Plan are final and conclusive."

Section 4.1 of the Plan is hereby amended in its entirety to henceforth read as follows:

        "4.1 Limitation. With respect to calendar year 1998, the maximum number of Common Shares that may be issued pursuant to Options granted under the Plan will be the total of (i) ten (10%) percent of the number of Common Shares outstanding on May 1, 1998 (rounded downward if necessary to eliminate fractional shares) minus (ii) the number of Common Shares under Options which were granted prior to May 1, 1998 plus (iii) the number of Common Shares with respect to which previously granted Options have expired. Thereafter, the maximum number of Common Shares that may be issued pursuant to Options granted under the Plan will be the total of (i) ten (10%) percent of the number of Common Shares outstanding on the last day of the preceding calendar year (rounded downward if necessary to eliminate fractional shares) minus (ii) the number of Common Shares under Options which were granted prior to the last day of the preceding calendar year plus (iii) the number of Common Shares with respect to which previously granted Options have expired. For purposes of calculating the number of outstanding Common Shares, all classes of securities that are convertible presently or in the future into Common Shares are deemed to be outstanding Common Shares equal to the number of Common Shares into which such securities are convertible, and no subsequent reduction in the number of outstanding Common Shares (other than as a result of a reverse stock split or similar recapitalization) will reduce the number of Common Shares previously made available for option grants under the Plan. In no event may the total number of Options issued as Incentive Stock Options under the Plan plus the total number of Common Shares issued upon the exercise of Incentive Stock Options under the Plan exceed 3,000,000. No more than 250,000 Common Shares may be granted to any one individual in any calendar year. The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in Section 8.1."

                                   ARTICLE 2

The first sentence of Section 5.1 of the Plan is hereby amended to henceforth read as follows:

       "Every member of Board, and every officer of the Company or any Subsidiary or other employee of the Company or any Subsidiary who has been employed by the Company or any Subsidiary for at least one year, as the Committee in its sole discretion designates, is eligible to participate in the Plan."

                                   ARTICLE 3

This amendment is effective as of the date adopted by the Board, subject to approval by the shareholders of CenterPoint Properties Trust.

P R O X Y


                         CENTERPOINT PROPERTIES TRUST
                           401 N. Michigan Avenue
                           Chicago, Illinois 60611
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF
                     CENTERPOINT PROPERTIES TRUST FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS ON MAY 15, 1998.


The undersigned hereby appoints Martin Barber, John S. Gates, Jr. and Paul S. Fisher, or any of them, jointly and severally, as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the Company's Common Shares held in the undersigned's name and shares held by the agent in the Plan, hereafter described, subject to the voting direction of the undersigned at the Annual Meeting of Shareholders to be held at the Lower Level Conference Center, 401 N. Michigan Avenue, Chicago, Illinois on Friday, May 15, 1998, or any adjournment thereof and, in the Proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.


                                    Comments/Change of Address:

                                    -----------------------------------------

                                    -----------------------------------------

ALL COMMON SHARES TO BE VOTED HEREBY BY THE UNDERSIGNED INCLUDE SHARES, IF ANY, HELD IN THE NAME OF THE AGENT, FOR THE BENEFIT OF THE UNDERSIGNED, IN THE COMPANY'S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN.


PLEASE SEE REVERSE SIDE

/X/ PLEASE MARK YOUR                                                   6231
    VOTES AS IN THIS
    EXAMPLE.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEES, FOR THE APPOINTMENT OF INDEPENDENT AUDITORS AND FOR THE APPROVAL OF THE FOURTH AMENDMENT TO THE 1993 STOCK OPTION PLAN.


                  FOR       WITHHELD     Trustee Nominees:

A. Election of   /  /         /  /       Nicholas C. Babson   John J. Kinsella
   Trustees                              Martin Barber        Thomas E. Robinson
                                         Norman R. Bobins     Robert L. Stovall
                                         Alan D. Feld
                                         John S. Gates, Jr.

   (INSTRUCTION: To withhold authority to vote for any individual nominees, strike a line through that nominee's name.)


                                                    FOR     AGAINST    ABSTAIN

B. Appointment of Coopers & Lybrand as Auditors     /  /     /  /        /  /


C. Approval of the Fourth Amendment to the
   1993 Stock Option Plan                           /  /     /  /        /  /



SIGNATURE(S) ______________________________________________ DATE _____________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.